Gabelli SRI Fund, Inc. 485BPOS

Exhibit 28(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the Gabelli SRI Fund, Inc. of our report dated May 29, 2024, relating to the financial statements and financial highlights, which appears in the Gabelli SRI Fund, Inc.’s Annual Report on Form N-CSR for the year ended March 31, 2024. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

July 29, 2024

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us